Exhibit 1.21

Quarterly Report Q3 2020

3rd quarter, 2020 Arcus ASA 2

Contents

Message from the CEO....3
Key figures Q3 2020....4
Highlights Q3 2020....5
Wine: Strong growth and improved margins....6
Spirits: Strong growth and better profitability....7
Logistics: Strong revenue and EBITDA growth....8
Financial position....9
Other information....10
Environmental, Social and Governance (ESG)....11
Group consolidated accounts....12
Notes....17
Contact information....33

For important information for U.S. shareholders, please see "Important Information" on page 28.

3 rd quarter, 2020 Arcus ASA 3 Message from the CEO Arcus delivered very strong financial results in Q3 2020. Revenues increased by 26 percent and Adjusted EBITDA increased by 58 percent. The exceptionally strong financial performance this quarter is mainly due to less travel and border trade, and restrictions on hotels, restaurants and bars in the wake of Covid - 19. This has led to new shopping pattern for consumers, generating very high volumes in the Nordic monopolies and increased activity for Arcus. Arcus has been well positioned to deliver and we are proud of the flexible organization and the positive attitude among our colleagues. ANORA On 29 September Altia Plc and Arcus ASA announced that the two companies have entered into a combination agreement to form the leading brand house for wine and spirits in the Nordics and Baltics. The new company, to be named Anora, will have a unique brand portfolio, more resources for developing new products, become more attractive to international partners and brand owners, and have more resources for selective investments and M&As outside the Nordics too. On 12 November the two companies will hold general meetings that will vote on the merger. Following the approval of competition authorities, completion of the merger is expected to take place in the first half of 2021. WINE As in Q2, the growth in Q3 was especially strong in Norway, with reported revenues increasing 60.2 percent compared to the same quarter last year. For Wine Norway, this quarter is the 12 th consecutive quarter with increased market share. In Sweden, Arcus’ sales at Systembolaget grew compared to last year despite still some effects from the producers lost in March 2019. Excluding these, Arcus’ sales grew almost in line with the strong market. The adjusted EBITDA - margin was 15.7 percent in the quarter, compared to 10.7 percent Q3 last year. Increased sales and higher gross margin were the key reasons for the improvement . The gross margin improved due to positive mix - effect from increased sales of bag - in - box with higher margins and increased prices . Currency effects were small compared to last year as stronger SEK compensated the weaker NOK against EUR and USD . SPIRITS Spirits had strong growth during Q3, with organic growth on external sales of 8.6 percent compared to the same quarter last year. In each of the Nordic markets the growth was in the double digits compared to last year. Border sales were very low due to the extensive travel restrictions. In Germany sales were soft, as off - trade sales did not compensate for local on - trade being badly hit by Covid - 19 measures. EBITDA increased as higher sales led to increased gross profit, though personnel costs were somewhat higher than last year mainly due to higher activity level in Production. The adjusted EBITDA - margin increased to 18.1 percent compared to 13.9 percent same quarter last year. LOGISTICS Logistics’ revenues increased by 24.4 percent in the quarter compared to same quarter last year, driven by higher sales to Vinmonopolet. The extraordinarily high volumes required more personnel, but due to more efficient handling in the warehouse and more cost - effective distribution, the adjusted EBITDA increased to 6.3 MNOK in the quarter compared to 5.0 MNOK same quarter last year. Kenneth Hamnes Group CEO, Arcus ASA

3rd quarter, 2020 Arcus ASA 4

Key figures Q3 2020

CONSOLIDATED GROUP FIGURES

MNOK	Third quarter		Year to date		Full Year
	2020	2019	2020	2019	2019
Total operating revenue	817.6	650.8	2 195.9	1 901.0	2 762.8
Gross profit[1)]	354.3	264.6	932.6	782.8	1 161.7
EBITDA[1) 2)]	104.3	94.4	272.0	210.1	377.3
EBITDA adjusted[1) 2)]	152.4	96.4	338.3	225.1	397.1
Pre-tax profit[2)]	50.3	45.1	158.3	55.9	172.5
Earnings per share, parentcompany shareholders (NOK)	0.47	0.52	1.66	0.64	1.94
Key figures					
Gross margin[1)]	43.3 %	40.7 %	42.5 %	41.2 %	42.0 %
EBITDA margin[1)]	12.8 %	14.5 %	12.4 %	11.1 %	13.7 %
EBITDA margin adjusted[1)]	18.6 %	14.8 %	15.4 %	11.8 %	14.4 %
Equity ratio[1)]	30.3 %	31.4 %	30.3 %	31.4 %	29.7 %
Financial position					
Total equity	1 785.7	1 583.9	1 785.7	1 583.9	1 662.2
Net interest bearing debt (cash)[1)]	1 643.7	1 832.9	1 643.7	1 832.9	1 807.1

[1)] Alternative Performance Measure (APM) – see separate chapter for definition and reconciliation.


Operating revenue
MNOK
645
848
552
698
651
862
611
767
818
Q3
Q4
Q1
Q2
Q3
Q4
Q1
Q2
Q3
2018
2019
2020


EBITDA adjusted²
MNOK
77
152
46
83
96
172
67
119
152
Q3
Q4
Q1
Q2
Q3
Q4
Q1
Q2
Q3
2018
2019
2020


Operating revenue per segment¹
11 %
26 %
62 %
Spirits
Wine
Logistics


EBITDA adjusted pr segment 1,2
MNOK
100
80
60
40
20
-
- 20
31
50
41
79
5
6
- 4
- 7
23
24
Spirits
Wine
Logistics
Other
Eliminations*
2019-Q3
2020-Q3

[1] Figures for Q3 2020. [2] EBITDA adjusted is EBITDA adjusted for non-recurring effects but is not corrected for foreign exchange effects. See separate chapter/note on APM for reconciliation. "Other" segment represents HQ and eliminations.
*Segment elimination includes a positive IFRS 16 adjustment of 23.7 MNOK

3 rd quarter, 2020 Arcus ASA 5 Highlights Q3 2020 OVERALL PERFORMANCE  Operating revenue for Q3 2020 was 817.6 MNOK, compared to 650.8 MNOK in Q3 last year (+25.6 percent). Operating revenue increased for all business areas. Organic growth for Q3 was +17.6 percent, with an estimated positive currency effect of approximately 38.0 MNOK due to significantly stronger SEK, EUR and DKK vs NOK this year.  Adjusted EBITDA for Q3 was 152.4 MNOK compared to 96.4 MNOK in Q3 last year (+58.1 percent). Adjusted EBITDA improved in all business areas. BUSINESS SEGMENTS  Wine revenues amounted to 504.4 MNOK, compared to 382.8 MNOK in Q3 last year (+31.8 percent). Organic growth was +21.0 percent. Adjusted EBITDA margin was 15.7 percent for Q3 2020, compared to 10.7 percent in Q3 last year.  Spirits revenues amounted to 278 . 5 MNOK, compared to 224 . 1 MNOK in Q 3 last year (+ 24 . 3 percent) . Organic growth was 8 . 6 percent 1 . Adjusted EBITDA margin was 18 . 1 percent for Q 3 , compared to 13 . 9 percent in Q 3 last year .  Logistics revenues amounted to 98 . 7 MNOK compared to 79 . 3 MNOK in Q 3 last year (+ 24 . 4 percent) . Adjusted EBITDA margin was 6 . 4 percent for Q 3 , compared to 6 . 3 percent in Q 3 last year . OTHER INCOME AND EXPENSES Other income and expenses amounted to - 48.2 MNOK in Q3. This includes - 48.4 MNOK of non - recurring costs related to the announced combination between Altia Plc and Arcus ASA and 0.2 MNOK of other effects. Additional details are provided in the merger prospectus, which is available at https://www.arcus.no/en/investor 1 Calculated on external spirits sales

3 rd quarter, 2020 Arcus ASA 6 OPERATING REVENUE Total operating revenue for Wine was 504.4 MNOK for the third quarter, compared to 382.8 MNOK in Q3 last year. Organic growth was 21.0 percent, while reported growth was 31.8 percent. Reported growth includes 28.2 MNOK in exchange rate effects from the stronger SEK and EUR, as well as 7.3 MNOK from the acquisition of Wongraven Wines in December 2019. The restrictions on travel and HORECA related to COVID - 19 led to significant growth at the monopolies in the quarter and the effect was largest in Norway. In Sweden, Arcus’ sales at Systembolaget grew compared to last year despite still some effects from the producers lost in March 2019. Excluding these, Arcus’ sales grew in line with the strong market. Wine Sweden has also compensated for lost sales to Systembolaget along the Norwegian border. In Norway, Arcus’ sales grew more than the extremely fast - growing market, again leading to increased market share for the 12 th consecutive quarter. Arcus’ strong position within the Bag - in - Box format strengthened sales during the COVID - 19 pandemic. In addition, strong sales of the Wongraven brand fuelled the success. In Finland, Arcus’ sales to Alko were slightly below the market growth in the period. Well - known brands and Arcus’ strong positition in the Riesling category responded well to the increased demand at Alko. EBITDA The adjusted EBITDA - margin for Wine was 15.7 percent in the third quarter, up from 10.7 percent same period last year. The EBITDA - margin improved because of the strong increase in revenues and improved gross margin. A favourable product mix with more Bag - in - Box sales and price increases to the monopolies led to increased gross margin in the period. Currency effects were small compared to last year as the stronger SEK compensated for the weaker NOK against EUR and USD. WINE Arcus is the largest importer of wine in Norway, the second largest in Sweden, and the fifth largest in Finland. Arcus imports and markets agency wines, as well as Arcus brands. Full Year 1) Alternative Performance Measure (APM) – see separate chapter for definition and reconciliation. Wine: Strong growth and improved margins MNOK Third quarter Year to date 2020 2019 2020 2019 2019 Total operating revenue 504.4 129.9 25 . 8% 7 8 . 1 7 9 . 3 15.5% 15.7% 382.8 82.3 21 . 5% 4 1 . 0 4 1 . 1 10.7% 10.7% 1 379.2 336.4 24 . 4% 17 7 . 0 18 2 . 5 12 . 8% 13 . 2% 1 154.5 258.0 22 . 3% 1 04 . 6 1 11 . 8 9 . 1% 9 . 7% 1 603.4 365.1 22 . 8% 1 61 . 1 1 69 . 9 10 . 0% 10 . 6 % Gross profit 1) Gross margin 1) EBITDA 1) EBITDA adjusted 1) EBITDA margin 1) EBITDA margin adjusted 1)

3 rd quarter, 2020 Arcus ASA 7 OPERATING REVENUE Total operating revenue for Spirits in the third quarter of 2020 was 278.5 MNOK, compared to 224.1 MNOK for the same period last year, an increase of 19.5 percent. Increased internal bottling lifted total operating revenue. Organic growth was 8.6 percent 1 mainly due to strong growth in the Nordics as people chose to spend vacations at home following COVID - 19. Governments in the monopoly markets encouraged citizens to limit cross - border travel owing to COVID - 19. “Staycations” boosted domestic demand with revenue growth in Norway, Sweden and Finland reaching double digits in Q3 compared to last year. Market share in Norway was down as Arcus growth was behind market, but the quarter ended with strong development for vodka and with gain of aquavit shares. Arcus market shares in Sweden were slightly down because of lower sales of Norwegian brands at the border. Finland gained shares with new agency onboarded in the quarter. Like other Nordic markets, revenue in Denmark grew with double digits in the quarter. The growth in vodka, premixed drinks and premium gin were positive highlights in Q3. There was a small reduction in market shares driven by Arcus’ loss of shares in the domestic aquavit category as volume shifted to more value products during COVID - 19. Sales in the DFTR channel were very limited during Q3. Germany saw a decrease in revenue due reduced retail activation during COVID - 19 while sales to the rest of world saw an increase from a low base. EBITDA The adjusted EBITDA margin for Spirits was 18.1 percent for Q3 2020, compared to 13.9 percent Q3 2019. EBITDA increased as higher sales led to increased gross profit, though personnel cost were somewhat higher than last year due to more wine bottling. Gross margin was slightly below last year due to higher internal wine - bottling volumes and growth in value offerings during COVID - 19, though higher sales in domestic markets at better margins had a positive effect. There was a positive contribution from the associated company Tiffon (Braastad cognac). SPIRITS Arcus is a global leader in aquavit with brands such as Gammel Opland, Linie, Løiten and Aalborg. Other important categories are bitter (Gammel Dansk), vodka (Vikingfjord, Kalinka, Amundsen and Dworek) and cognac (Braastad). Key markets are Norway, Denmark, Sweden, Finland, Germany and Duty Free Travel Retail (DFTR). Arcus brands are produced and bottled at Gjelleråsen, outside Oslo. 1 Calculated on external spirits sales 1) Alternative Performance Measure (APM) – see separate chapter for definition and reconciliation. Spirits: Strong growth and better profitability MNOK Third quarter Year to date Full Year 2020 2019 2020 2019 2019 Sales Other revenue 2 09 . 6 68 . 9 1 8 3 . 9 4 0 . 3 538.7 176.9 501.6 112.3 811.6 164.0 Total operating revenue 278.5 130.4 46 . 8% 49 . 7 50 . 3 17.8% 18.1% 224.1 107.5 48 . 0% 3 1 . 0 3 1 . 1 13.8% 13.9% 715.6 342.9 47 . 9% 9 7 . 3 9 9 . 6 13.6% 13.9% 613.8 306.7 50 . 0% 6 1 . 2 6 2 . 2 10.0% 10.1% 975.6 484.3 49 . 6% 1 46 . 9 1 48 . 9 15 . 1% 15 . 3 % Gross profit 1) Gross margin 1) EBITDA 1) EBITDA adjusted 1) EBITDA margin 1) EBITDA margin adjusted 1)

3rd quarter, 2020 Arcus ASA 8

Logistics: Strong revenue and EBITDA growth

MNOK	Third quarter		Year to date		Full Year
	2020	2019	2020	2019	2019
Total operating revenue	**98.7**	**79.3**	**266.8**	**229.6**	**328.1**
Gross profit[1)]	98.7	79.3	266.8	229.6	328.1
Gross margin [1)]	*100.0%*	*100.0%*	*100.0%*	*100.0%*	*100.0%*
EBITDA[1)]	5.4	5.0	8.5	3.6	13.8
EBITDA adjusted[1)]	6.3	5.0	9.5	4.8	15.4
EBITDA margin[1)]	*5.4%*	*6.3%*	*3.2%*	*1.6%*	*4.2%*
EBITDA margin adjusted[1)]	*6.4%*	*6.3%*	*3.5%*	*2.1%*	*4.7%*

1) Alternative Performance Measure (APM) – see separate chapter for definition and reconciliation.

VOLUME

Distributed volume in the third quarter was 17.4 million liters, an increase of 5.2 million liters from the same quarter last year. The volume growth was driven by significantly higher sales to Vinmonopolet, as volumes to HORECA and wholesalers were significantly lower due to COVID-19 measures. Volumes to Vinmonopolet increased by 53.5 percent, while Vinmonopolet's total sales increased by 48.6 percent compared to the same quarter last year.

By the end of the first quarter, Vectura's share of deliveries to Vinmonopolet was 51.7 percent, compared to 51.6 percent by the end of same quarter last year.

Despite a positive development in July, distributed volume in the HORECA-channel ended 17.3 percent down for the quarter compared to last year, as most bars and restaurants have experienced significantly reduced activity. This also affected sales to other wholesalers which decreased by 10.0 percent compared to the third quarter last year.

OPERATING REVENUE

Operating revenue increased by 24.5 percent to 98.7 MNOK in the quarter, compared to 79.37 MNOK in the same quarter last year. The increase was driven by higher volumes to Vinmonopolet. Revenue per liter was down, due to significant shift in channel-mix. Deliveries to Vinmonopolet are, on average, priced lower per unit than other channels, due to lower complexity and higher dropsizes for these deliveries.

EBITDA

Adjusted EBITDA in the second quarter was 6.3 MNOK, an improvement of 1.3 MNOK compared to the same quarter last year.

The high volumes due to Covid-19 and travel restrictions, and less activity in the HORECA-channel, has led to increased dropsize and reduced distribution costs per liter.

These positive effects are however almost offset by lower revenue pr. liter, due to negative channel mix-effects. The high volumes have also triggered the need for more night- and weekend-shifts, increasing personnel costs in the warehouse.

LOGISTICS

Vectura is the leading integrated logistics service provider for alcoholic-beverage importers in Norway. Vectura serves both Arcus-Gruppen AS and external customers. Vectura is located next to Arcus' production facility at Gjelleråsen, outside Oslo

3 rd quarter, 2020 Arcus ASA 9 Financial position CASH FLOW AND FINANCIAL POSITION Reported net cash flow from operations before tax in Q3 2020 was - 99.6 MNOK, compared to 279.9 MNOK in Q3 2019 (change of - 379.4 MNOK). Adjusted for the following events, cash flow was in line with Q3 last year: Vinmonopolet temporarily (until 30 June) reduced its own credit terms due to COVID - 19. This increased the cash flow in Q2 by approximately 300 MNOK and reduced the cash flow correspondingly in Q3. In addition, Q3 cash flow last year included a positive cut - off effect of 77 MNOK absent this year, with this large payment received on the first banking day in July. Net interest bearing debt was 1,643.7 MNOK compared to 1,832.9 MNOK at the end of Q3 2019. Excluding IFRS 16 effects, it was 533.7 MNOK vs 705.6 MNOK last year. The lower cash flow in the period, and postponed payment of dividend (May last year, July this year), reduced the cash position significantly compared to Q2, but the cash position at end of Q3 was still stronger than last year. The effect from the stronger cash position is larger than the increase in long - term loan in SEK due to stronger SEK vs NOK, reducing net debt compared to last year. PURCHASE OF NON - CONTROLLING INTEREST During Q3, Arcus has aquired 20.1 percent of the shares of Heyday Wines AS. Arcus’ shareholding in the company is 90.1 percent after the purchase. Arcus has also aquired 6 percent of the shares in Social Wines Oy, 10 percent of the shares in Vinum Import Oy and 6 percent of the shares in WineWorld Finland Oy. Arcus’ shareholding in the companies is 100 percent, 98.1 percent and 90 percent respectively, after the purchase.

3rd quarter, 2020 Arcus ASA 10

Other information

FALLING FEATHER AND RUBY ZIN IN A POUCH


Falling
FEATHER
Ruby Zin

In July, Falling Feather was launched in the pouch format at Vinmonopolet. The same is planned for Ruby Zin in November. Both brands are very popular in Norway and Sweden, and the new format comes in addition to bag-in-box and bottle. Arcus' surveys show that many consumers want light and practical packaging.

CAMP TO SWEDEN


CAMP

The wine brand CAMP has been successful in Norway since its launch in August 2018. In February 2020, CAMP won a tender at Systembolaget, and the first CAMP, a Chilean red wine, is now for sale in nearly all Systembolaget's shops. The CAMP brand has an environmentally friendly process of production and has become particularly popular with younger consumers in a PET recyclable bottle.

AALBORG JULEAKVAVIT WITH THE PRICE BROTHERS


JULE
AKVAVIT
2020
JULE
AKVAVIT
2020

The design of Aalborg Juleakvavit changes every year, and this year it is the famous Danish Price brothers, known for most Nordic consumers through their humoristic TV shows ("Munter Mat" and "Spise med Price" at NRK) who have designed the packaging. The design showcase some of the utensils used for Christmas cooking, as well as traditional Christmas decoration. Aalborg Juleakvavit was in 2016 awarded the best spirit in the world across all categories in the prestigious ISC competition.

AALBORG WITH NEW COMMUNICATION UNIVERSE

Aalborg will this fall launch a new communication universe focusing on how easy it is to complement various meals with aquavit from Aalborg. Extensive consumer research show that Danes wants to be inspired to use Aalborg with their meals also outside of traditional seasons like Easter and Christmas. This new universe named "Smag for det enkle" will develop over the coming years with the ambition to make Aalborg much more relevant year-round and with all kinds of food.


SMAG FOR DET ENKLE

WORLD'S FIRST AQUAVIT POP-UP BAR

Gammel Opland has opened the world's first aquavit pop-up bar. In a large tent, centrally located in Oslo, guests are told the story of Gammel Opland and introduced to the different tastes of Gammel Opland. Open since October, the pop-up bar has already become very popular.

Last day for being served Gammel Opland at the pop-up bar, is 20 December.



VECTURA AND CUVECO

On 11 March 2020, Arcus announced that Vectura had agreed to investigate a merger with Cuveco AS in order to establish a joint company. However, the discussions have not led to an agreement.

3 nd quarter, 2019 Arcus ASA 11 Environmental, Social and Governance (ESG) MORE ENVIRONMENTALLY FRIENDLY PACKAGING Arcus has during Q3 increased capacity for production of bag - in - box wine with ca 20 percent. Bag - in - box is much more environmentally friendly than wine on glass bottles. It takes a lot more energy to make glass and to recycle glass, than bag - in - box. Glass requires a lot of heat to be produced and recycled, the process is energy - intensive, and contributes to high CO 2 emissions. PET BOTTLES DESIGNED FOR DEPOSIT SYSTEM During Q3, Arcus has installed equipment that allows bottling of plastic bottles in 50 cl and 70 cl to now also get plastic caps. As a result, these plastic bottles can be recycled in the ordinary deposit system in both Norway and Sweden. LIQUID BIOGAS FOR TRANSPORTATION Transport of popular wines like Falling Feather, Ruby Zin and Wongraven, are now transported from Arcus at Gjelleråsen to Wine Sweden in Stockholm, with lorries using Liquid Biogas. This fossil free fuel contributes to a significant reduction of Arcus’ carbon footprint. CONTINUED UPGRADING TO LED LIGHT Phase 2 of upgrading to LED light in the production area has started and will be completed end of December. LED lighting will reduce energy consumption by up to 80 per cent. WINE IN PLANT - BASED PACKAGING Wine Sweden has launched a new wine in plant - based packaging with 81 percent lower climate impact compared to a regular glass bottle. Leale Sangiovese is a fruity red wine from Tuscany now available in all Systembolaget’s shops. The packaging consists mainly of plant - based material and is significantly lighter than a glass bottle, which requires less energy to transport. The screw cap is also made of sugar cane instead of oil - based raw material. SUSTAINABLE SOURCING Wine Sweden has used Worldfavor Sustainable Sourcing for one year now, for a part of the product portfolio. The risk assessment shows where actions are needed regarding environmental and social risks. Wine Sweden ǲ s ambition is that the whole portfolio will be monitored. ENERGY OPTIMIZATION Students at Høgskolen i Kongsberg will, as part of their bachelor's thesis, prepare an analysis of energy optimization in the production facility at Gjelleråsen. The work will be done with the guidance of the school's professional staff and Arcus’ expertise.

3rd quarter, 2020 Arcus ASA 12

Group consolidated accounts

The interim financial statement has not been audited.

CONDENSED STATEMENT OF INCOME

MNOK		Third quarter		Year to date		Full Year
	Note	2020	2019	2020	2019	2019
Sales	2,9	806.8	639.7	2 160.9	1 867.2	2 710.4
Other revenue	2	10.8	11.1	35.0	33.8	52.4
Total operating revenue	2,9	**817.6**	**650.8**	**2 195.9**	**1 901.0**	**2 762.8**
Cost of goods		-463.2	-386.2	-1 263.3	-1 118.1	-1 601.1
Gross Profit		**354.3**	**264.6**	**932.6**	**782.8**	**1 161.7**
Gain on sale of fixed assets		0.7	0.1	0.8	0.1	0.0
Salaries and personnel cost		-127.0	-97.6	-368.0	-318.9	-439.2
Advertising & Promotion expenses (A&P)		-28.3	-27.0	-71.9	-83.2	-116.0
Other operating expenses		-47.8	-43.3	-153.6	-155.7	-213.5
Share of profit from AC[1] and JCE[2]		0.6	-0.4	-1.5	0.0	4.1
Other income and expenses	3	-48.2	-2.0	-66.3	-15.0	-19.7
EBITDA		**104.3**	**94.4**	**272.0**	**210.1**	**377.3**
Depreciation	5,6	-28.8	-34.3	-86.3	-83.7	-111.8
Amortisations	5,6	-2.7	-1.9	-8.1	-5.8	-7.7
Operating profit (EBIT)		**72.7**	**58.2**	**177.6**	**120.6**	**257.8**
Financial income	12	8.1	12.6	104.9	33.9	52.5
Financial expenses	7,10,12	-30.5	-25.6	-124.2	-98.7	-137.8
Pre-tax profit		**50.3**	**45.1**	**158.3**	**55.9**	**172.5**
Tax		-17.4	-9.3	-43.2	-12.1	-39.2
Profit/loss for the year		**32.9**	**35.8**	**115.1**	**43.8**	**133.3**
Profit/loss for the year attributable to parent company shareholders		32.0	35.5	113.2	43.3	132.3
Profit/loss for the year attributable to non-controlling interests		0.9	0.3	1.9	0.4	1.0
Earnings per share, continued operations		0.47	0.52	1.66	0.64	1.94
Diluted earnings per share, continued operations		0.44	0.49	1.60	0.61	1.85

[1] Associated Companies, [2] Jointly Controlled Entities

3rd quarter, 2020 Arcus ASA 13

CONDENSED STATEMENT OF OTHER COMPREHENSIVE INCOME

MNOK		Third quarter		Year to date		Full Year
	Note	2020	2019	2020	2019	2019
Profit/loss for the year		**32.9**	**35.8**	**115.1**	**43.8**	**133.3**
Items that will not be reclassified against the statement of income						
Change in actuarial gains and losses pensions		0.0	0.0	0.0	0.0	-2.0
Tax on change in actuarial gains and losses pensions		0.0	0.0	0.0	0.0	0.4
Total		**0.0**	**0.0**	**0.0**	**0.0**	**-1.6**
Items that may be reclassified against the statement of income						
Translating differences in translation of foreign subsidiaries		20.5	24.7	131.3	1.2	-5.0
Tax on translating differences in translation of foreign subsidiaries		0.0	0.0	0.0	0.0	0.0
Total		**20.5**	**24.7**	**131.3**	**1.2**	**-5.0**
Total other comprehensive income		**20.5**	**24.7**	**131.3**	**1.2**	**-6.6**
Total comprehensive income for the year		**53.4**	**60.5**	**246.4**	**45.0**	**126.7**
Total comprehensive income for the year attributable to parent company shareholders		52.4	60.1	244.0	44.6	126.1
Total comprehensive income for the year attributable to non-controlling interests		1.0	0.4	2.3	0.4	0.7

3 rd quarter, 2020 Arcus ASA 14 CONDENSED STATEMENT OF FINANCIAL POSITION M N O K Full Year Third quarter N o t e 3 0 . 09 . 20 2 0 3 0 . 0 9 . 2 0 1 9 3 1 . 1 2 . 2 0 1 9 Intangible assets 6 2 040.4 1 869.1 1 923.2 Tangible assets 5 1 385.4 1 416.5 1 431.2 Deferred tax asset 6 1 . 4 1 1 3 . 3 8 6 . 1 Financial assets 7 0 . 8 6 1 . 6 6 5 . 3 Total fixed assets 3 558.0 3 460.4 3 505.8 Inventories 6 0 9 . 9 5 0 5 . 9 4 8 6 . 6 Accounts receivables and other receivables 1 315.7 9 3 2 . 7 1 392.5 Cash and cash equivalents 4 1 1 . 3 1 5 0 . 5 2 0 5 . 0 Total current assets 2 337.0 1 589.1 2 084.1 Total assets 5 895.0 5 049.5 5 589.9 Paid - in equity 7 7 2 . 1 7 7 2 . 1 7 7 2 . 1 Retained earnings 1 008.8 8 0 8 . 5 8 8 6 . 2 Non - controlling interests 4 . 7 3 . 2 3 . 9 Total equity 1 785.7 1 583.9 1 662.2 Non - current liabilities to financial institutions 8 7 8 5 . 7 6 9 1 . 3 7 0 3 . 8 Non - current liabilities at fair value through profit or loss 7 , 10 5 7 . 6 6 9 . 3 6 9 . 3 Non - current lease liabilities 8 1 192.8 1 221.9 1 151.0 Pension obligations 1 9 . 0 2 1 . 4 2 3 . 7 Deferred tax liability 1 1 9 . 2 1 0 2 . 3 1 0 1 . 3 Other non - current liabilities 0 . 2 0 . 4 0 . 5 Total non - current liabilities 2 174.6 2 106.7 2 049.6 Current finance lease liabilities 8 7 2 . 1 6 6 . 7 1 5 4 . 2 Tax payable 7 . 0 0 . 0 5 . 0 Accounts payable and other payables 1 855.6 1 292.2 1 718.8 Total current liabilities 1 934.7 1 358.9 1 878.0 Total equity and liabilities 5 895.0 5 049.5 5 589.9

3 rd quarter, 2020 Arcus ASA 15 CONDENSED STATEMENT OF CHANGES IN EQUITY In several of the Group’s wine companies, there are managing directors with non - controlling interests. Most of these managing directors have put options associated with their ownership, which they can exercise at a certain point of time in the future. Although the Group does not have control of the shares at the end of the reporting period, the Group also does not control the possible exercise of the put option. Because of this, these non - controlling interests where the managing director have put options related to their shares, are recognized as though they are owned by the Group. The presented remaining non - controlling interest in the equity is non - controlling interests where there are no put - options associated. From Q2 2020, the Group has made a change regarding presentation of the non - controlling interests’ share of profit, where also the profit shown in the statement of income relates only to the non - controlling interests’ where there are no put options associated. The comparative figures for the former periods are also changed. MNOK 30.09.2020 30.09.2019 Statement of changes in equity N o te A tt r i bu t ed to equity holders of the parent c o m p a ny N on - c on t r o ll i ng i n t e r e s t T o t a l e q u i ty A tt r i bu t ed to equity holders of the parent c o m p a ny N on - c on t r o ll i ng i n t e r e s t T o t a l e qu i t y Equity 1 January 1 658.3 3 . 9 1 662.2 1 651.1 3 . 0 1 654.0 Total comprehensive income for the period 2 4 4 . 0 2 . 3 246 . 4 44 . 6 0 . 4 45 . 0 Dividends - 11 3 . 8 0 . 0 - 113 . 8 - 116 . 0 - 0 . 2 - 116 . 2 Re - purchase of own shares 0 . 0 0 . 0 0 . 0 - 0 . 5 0 . 0 - 0 . 5 Sharebased payments 1 0 , 1 1 - 4 . 7 0 . 0 - 4 . 7 1 . 5 0 . 0 1 . 5 Change in non - controlling interest - 2 . 9 - 1 . 5 - 4 . 4 0 . 0 0 . 1 0 . 1 Equity at the end of period 1 781.0 4 . 7 1 785.7 1 580.6 3 . 2 1 583.9

3rd quarter, 2020 Arcus ASA 16

CONDENSED STATEMENT OF CASHFLOW

MNOK		Third quarter		Year to date		Full Year
	Note	2020	2019	2020	2019	2019
Pre-tax profit		50.3	45.1	158.3	55.9	172.5
Depreciation and amortisations	5,6	31.5	36.3	94.4	89.5	119.6
Received dividend from associated companies		0.0	0.0	1.0	0.4	0.4
Net interest in period		16.7	12.9	62.7	66.2	97.5
Other items without cash effect		-0.5	6.6	11.5	-2.3	-6.3
Change in inventories		-26.9	-9.7	-123.3	-64.7	-45.5
Change in receivables		-123.6	246.5	99.8	421.5	-38.9
Change in payables		-47.2	-57.8	137.2	-398.4	27.4
Cash flow from operating activities before tax		**-99.6**	**279.9**	**441.6**	**168.0**	**326.7**
Tax paid		-11.6	-9.6	-33.5	-29.1	-34.9
Cash flow from operating activities		**-111.2**	**270.2**	**408.0**	**138.8**	**291.8**
Proceeds from sale of tangible & intangible fixed assets		0.7	0.1	0.8	0.1	0.1
Payments on acquisition of tangible & intangible fixed assets	5,6	-5.1	-4.9	-25.3	-12.1	-20.0
Payments on acquisition of Brands	6	0.0	-0.3	0.0	-0.3	-0.3
Payments on acquisition of operations		0.0	0.0	0.0	0.0	-50.7
Other investments		-8.5	0.0	-12.7	0.0	0.0
Cash flows from investment activities		**-12.9**	**-5.0**	**-37.2**	**-12.2**	**-70.8**
Payments - co-investment program	7.12	0.0	0.0	0.0	-2.1	-2.1
New debt to financial institutions	8	0.0	0.0	-2.5	0.0	0.0
Repayment debt to financial institutions	8	-18.2	-25.4	-53.4	-49.4	-66.2
Change other long term loans		0.0	0.0	0.1	1.0	1.0
Interest paid in period		-16.7	-12.9	-62.6	-66.0	-97.3
Paid dividend and Group contributions		-112.9	-0.3	-113.8	-116.2	-116.2
Other financing payments		0.0	0.8	0.0	-2.9	-2.9
Cash flow from financing activities		**-147.8**	**-37.8**	**-232.2**	**-235.7**	**-283.7**
Cash flow from discontinued operations		0.0	0.0	0.0	0.0	0.0
Total cash flow		**-271.9**	**227.4**	**138.6**	**-109.1**	**-62.7**
Holdings of cash and cash equivalents at the beginning of period		675.1	-81.9	205.0	282.6	282.6
Effect of exchange rate changes on cash and cash equivalents		8.1	5.0	67.7	-23.0	-14.8
Holdings of cash and cash equivalents at the end of period		**411.3**	**150.5**	**411.3**	**150.5**	**205.0**
Specification of cash and cash equivalents at the end of the period						
Cash and cash equivalents at the end of the period		411.3	150.5	411.3	150.5	205.0
Overdraft cashpool system at the end of the period		0.0	0.0	0.0	0.0	0.0
Holdings of cash and cash equivalents at the end of period		**411.3**	**150.5**	**411.3**	**150.5**	**205.0**

3 rd quarter, 2020 Arcus ASA 17 Notes NOTE 1 ACCOUNTING PRINCIPLES The Group’s condensed interim financial statements are prepared according to IAS 34 Interim Financial Reporting. The interim reporting does not include all information that is normally prepared in a full annual financial statement and should be read in conjunction with the Group’s annual financial statement as at 31 December 2019. The Board approved the consolidated financial statement for the year 2019 on 29 April 2020. The accounting principles used in the Group’s interim reporting are consistent with the principles presented in the approved financial statement for 2019 . There are no significant effects from adoption of new standards effective as of 1 January 2020 . The Group has not voluntarily adopted any other standard that has been issued but is not yet mandatory . As of September 30 th 2020, the following exchange rates have been used in translation of income and financial position figures from subsidiaries with functional currency other than NOK: Exchange rates Year to date Year end 2020 2019 2019 EUR average rate Income statement items 10 . 73 0 1 9 . 77 2 6 9 . 8540 EUR closing rate Balance sheet items 11 . 11 4 7 9 . 93 9 4 9 . 8807 SEK average rate Income statement items 1 . 01 5 7 0 . 92 5 1 0 . 9308 SEK closing rate Balance sheet items 1 . 05 3 4 0 . 92 6 4 0 . 9426 DKK average rate Income statement items 1 . 43 8 6 1 . 30 9 2 1 . 3198 DKK closing rate Balance sheet items 1 . 49 2 5 1 . 33 1 3 1 . 3228

3 rd quarter, 2020 Arcus ASA 18 1) DFTR; Duty Free Travel Retail NOTE 2 REVENUES The following table present the Group’s total external revenues by market: Group MNOK Third quarter Year to date Full Year Total operating revenues 2020 2019 2020 2019 2019 Norway 396 . 7 2 64 . 9 1 030.3 7 5 4 . 8 1 124.7 Sweden 298 . 3 2 55 . 3 8 24 . 1 7 8 8 . 3 1 074.9 Denmark 34 . 3 27 . 6 94 . 6 88 . 1 15 6 . 0 Finland 63 . 7 54 . 0 1 86 . 3 1 5 3 . 6 22 7 . 7 Germany 13 . 8 13 . 6 29 . 6 26 . 8 5 6 . 9 USA 2 .8 0 . 5 5 .2 2 . 5 4 . 6 DFTR 1) 7 . 2 33 . 0 23 . 6 83 . 7 11 1 . 7 Other 0 .7 2 . 0 2 .3 3 . 2 6 . 3 Total operating revenues 817 . 6 6 50 . 8 2 195.9 1 901.0 2 762.8 The following tables present the segments’ total external and internal revenues by market: Spirits MNOK Third quarter Year to date Full Year Wine MNOK Third quarter Year to date Full Year Logistics MNOK Third quarter Year to date Full Year Total operating revenues 2020 2019 2020 2019 2019 Norway 161 . 0 1 04 . 7 3 97 . 1 2 8 7 . 8 46 3 . 1 Sweden 45 . 8 34 . 2 1 30 . 1 99 . 4 14 2 . 2 Denmark 33 . 9 27 . 2 93 . 1 86 . 9 15 3 . 5 Finland 13 . 9 11 . 1 36 . 9 29 . 9 4 6 . 3 Germany 13 . 8 13 . 6 29 . 6 26 . 8 5 6 . 9 USA 2 .8 0 . 5 5 .2 2 . 5 4 . 6 DFTR 1) 6 . 6 30 . 8 21 . 2 77 . 4 10 2 . 7 Other 0 .7 2 . 0 2 .3 3 . 2 6 . 3 Total operating revenues 278 . 5 2 24 . 1 7 15 . 6 6 1 3 . 8 97 5 . 6 Total operating revenues 2020 2019 2020 2019 2019 Norway 208 . 6 1 24 . 5 5 53 . 6 3 5 7 . 8 51 0 . 5 Sweden 246 . 2 2 13 . 7 6 74 . 6 6 6 7 . 6 90 4 . 0 Finland 49 . 0 42 . 4 1 47 . 2 1 2 2 . 6 17 9 . 6 DFTR 1) 0 . 6 2 . 2 2 . 4 6 . 3 9 . 1 Total operating revenues 504 . 4 3 82 . 8 1 379.2 1 154.5 1 603.4 Total operating revenues 2020 2019 2020 2019 2019 Norway 98 . 7 79 . 3 2 66 . 8 2 2 9 . 6 32 8 . 1 Total operating revenues 98 . 7 79 . 3 2 66 . 8 2 2 9 . 6 32 8 . 1

3 rd quarter, 2020 Arcus ASA 19 Logistics MNOK Third quarter Year to date Full Year Other MNOK Third quarter Year to date Full Year Wine MNOK Third quarter Year to date Full Year NOTE 3 OTHER INCOME AND EXPENSES Other income and expenses comprises significant positive and negative non - recurring items and restructuring costs. The main purpose of this item is to show these significant non - recurring and non - periodic items, so that the development and comparability of the ordinary items presented in the statement of income are more relevant for the activities. Other income and expenses during Q3 are mainly related to transaction costs regarding the announced combination agreement with Altia. Group MNOK Third quarter Year to date Full Year Spirits MNOK Third quarter Year to date Full Year Other income and expenses 2020 2019 2020 2019 2019 Salary & personnel cost Other operating expenses - 11.3 - 36.9 0 . 0 - 2 . 0 - 15.7 - 50.7 - 8.5 - 9.1 - 6.5 - 10.6 Other income and expenses - 48.2 - 2 . 0 - 66.3 - 15.0 - 19.7 Other income and expenses 2020 2019 2020 2019 2019 Salary & personnel cost Other operating expenses - 0 . 7 0 . 0 0 . 0 0 . 0 - 1 . 7 - 0 . 7 - 0.1 - 0.7 - 0.9 - 1.3 Other income and expenses - 0 . 7 0 . 0 - 2 . 4 - 1.0 - 2.0 Other income and expenses 2020 2019 2020 2019 2019 Salary & personnel cost Other operating expenses - 0 . 7 - 0 . 5 0 . 0 - 0 . 1 - 3 . 9 - 1 . 6 - 6.1 - 6.5 - 1.1 - 2.3 Other income and expenses - 1 . 2 - 0 . 1 - 5 . 5 - 7.2 - 8.8 Other income and expenses 2020 2019 2020 2019 2019 Salary & personnel cost Other operating expenses - 0 . 7 - 0 . 2 0 . 0 0 . 0 - 0 . 7 - 0 . 2 - 1.2 - 1.2 0.0 - 0.4 Other income and expenses - 0 . 9 0 . 0 - 0 . 9 - 1.2 - 1.6 Other income and expenses 2020 2019 2020 2019 2019 Salary & personnel cost Other operating expenses - 9 . 2 - 36 . 2 0 . 0 - 1 . 9 - 9 . 3 - 48 . 2 - 1.1 - 0.7 - 4.5 - 6.6 Other income and expenses - 45.4 - 1 . 9 - 57.5 - 5.5 - 7.3

3 rd quarter, 2020 Arcus ASA 20 NOTE 4 SEGMENT INFORMATION M N O K Full Year M N O K Full Year M N O K Full Year M N O K Full Year M N O K Full Year M N O K Full Year Third quarter Year to date Third quarter Year to date Third quarter Year to date Year to date Third quarter Year to date Third quarter Year to date Third quarter External sales 2020 2019 2020 2019 2019 Spirits 209 . 6 1 83 . 9 5 38 . 7 5 0 2 . 4 81 1 . 9 Wine 500 . 4 3 77 . 4 1 360.2 1 138.5 1 574.1 Logistics 85 . 6 68 . 2 2 30 . 9 1 9 6 . 4 28 3 . 0 Other 11 . 1 10 . 2 31 . 1 29 . 9 4 1 . 4 Total external sales 806 . 8 6 39 . 7 2 160.9 1 867.2 2 710.4 Sales between segments 2020 2019 2020 2019 2019 Spirits 0 .0 0 . 0 0 .0 - 0 .8 - 0 . 3 Wine 0 . 2 0 . 9 2 . 4 1 . 7 3 . 7 Logistics 3 .2 2 . 6 8 .7 7 . 8 1 0 . 6 Eliminations - 3 . 4 - 3 . 5 - 11 . 1 - 8 . 6 - 1 4 . 0 Total sales revenue between segments 0 . 0 0 . 0 0 . 0 0 . 0 0 . 0 External other revenue 2020 2019 2020 2019 2019 Spirits 2 . 1 2 . 3 5 . 2 6 . 2 9 . 7 Wine 2 . 4 3 . 4 12 . 1 10 . 1 1 9 . 9 Logistics 5 . 7 4 . 8 16 . 0 15 . 5 2 0 . 2 Other 0 .6 0 . 6 1 .7 1 . 8 2 . 6 Total external other revenue 10 . 8 11 . 1 35 . 0 33 . 8 5 2 . 4 Other revenue between segments 2020 2019 2020 2019 2019 Spirits 66 . 8 37 . 9 1 71 . 7 1 0 6 . 0 15 4 . 3 Wine 1 . 4 1 . 1 4 . 5 4 . 2 5 . 7 Logistics 4 . 1 3 . 8 11 . 1 9 . 8 1 4 . 3 Other 45 . 1 44 . 1 1 35 . 5 1 3 2 . 5 17 6 . 8 Eliminations - 117 . 4 - 86 . 9 - 3 22 . 7 - 2 52 . 6 - 35 1 . 1 Total other revenue between segments 0 . 0 0 . 0 0 . 0 0 . 0 0 . 0 EBITDA 2020 2019 2020 2019 2019 Spirits 49 . 7 31 . 0 97 . 3 61 . 2 14 6 . 9 Wine 78 . 1 41 . 0 1 77 . 0 1 0 4 . 6 16 1 . 1 Logistics 5 .4 5 . 0 8 .5 3 . 6 1 3 . 8 Other - 52 . 4 - 5 . 7 - 82 . 2 - 28 . 9 - 3 7 . 1 Eliminations 23 . 6 23 . 1 71 . 4 69 . 6 9 2 . 7 Total EBITDA 104 . 3 94 . 4 2 72 . 0 2 1 0 . 1 37 7 . 3 EBIT 2020 2019 2020 2019 2019 Spirits 43 . 4 24 . 7 78 . 4 42 . 3 12 1 . 6 Wine 76 . 0 40 . 2 1 70 . 8 1 0 2 . 4 15 8 . 0 Logistics 2 . 2 2 . 2 - 0 . 6 - 4 . 7 2 . 4 Other - 53 . 8 - 7 . 3 - 86 . 2 - 33 . 5 - 4 3 . 1 Eliminations 5 . 0 - 1 . 7 15 . 3 14 . 2 1 8 . 8 Total EBIT 72 . 7 58 . 2 1 77 . 6 1 2 0 . 6 25 7 . 8

3 rd quarter, 2020 Arcus ASA 21 NOTE 5 FIXED ASSETS The table above includes both tangible fixed assets and rights of use assets. M N O K Full Year Third quarter Year to date Total comprehensive income for the year 2020 2019 2020 2019 2019 Spirits 50 . 6 41 . 8 2 01 . 7 19 . 1 7 4 . 7 Wine 56 . 9 28 . 6 1 46 . 5 73 . 2 11 3 . 8 Logistics 1 . 7 1 . 9 - 0 . 3 - 3 . 2 2 . 5 Other - 50 . 6 - 8 . 5 - 81 . 8 - 31 . 4 - 4 2 . 8 Eliminations - 5 . 2 - 3 . 3 - 19 . 7 - 12 . 7 - 2 1 . 4 Total comprehensive income for the year 53 . 4 60 . 5 2 46 . 4 45 . 0 12 6 . 7 M N O K Full Year Third quarter Year to date Fixed Assets 2020 2019 2020 2019 2019 Purchase cost at beginning of period 1 886.6 1 577.7 1 863.1 6 5 8 . 0 65 8 . 0 Additions tangible fixed assets 3 . 0 4 . 7 23 . 2 10 . 8 1 9 . 1 Additions user rights through lease 6 . 9 2 47 . 8 7 . 2 1 167.9 1 185.0 Transferred from assets under construction 0 . 0 0 . 0 0 . 0 - 0 . 3 - 0 . 3 Value changes 0 . 0 0 . 0 0 . 0 0 . 0 1 6 . 3 Reclassifications 0 . 0 0 . 4 0 . 0 0 . 0 - 0 . 3 Purchase price, disposed assets 0 . 0 - 0 . 1 - 4 . 1 - 4 . 8 - 1 4 . 6 Translation differences 1 .1 0 . 8 8 .3 - 0 .3 - 0 . 1 Purchase cost at end of period 1 897.7 1 831.3 1 897.7 1 831.3 1 863.1 Accumulated depreciation at beginning of period - 484 . 4 - 3 82 . 1 - 4 31 . 9 - 3 42 . 2 - 34 2 . 2 Accumulated depreciation, disposed assets 0 . 0 0 . 0 4 . 1 4 . 7 1 4 . 5 Ordinary depreciation in period - 27 . 4 - 32 . 5 - 82 . 0 - 78 . 2 - 10 4 . 7 Reclassifications 0 .0 - 0 .4 0 . 0 0 .0 0 . 3 Translation differences - 0 . 4 0 . 2 - 2 . 6 0 . 8 0 . 2 Accumulated depreciation at end of period - 512 . 3 - 4 14 . 8 - 5 12 . 3 - 4 14 . 8 - 43 1 . 9 Book Value at end of period 1 385.4 1 416.5 1 385.4 1 416.5 1 431.2 Specification of split tangible fixed assets and rights of use assets M N O K Full Year Specification of fixed assets per asset category M N O K Full Year Third quarter Year to date Third quarter Year to date Fixed Assets 2020 2019 2020 2019 2019 Tangible fixed assets Right of Use assets 161.2 1 224.2 149.0 1 267.6 161.2 1 224.2 149.0 152.0 1 267.6 1 279.3 Book value at end of period 1 385.4 1 416.5 1 385.4 1 416.5 1 431.2 Fixed Assets 2020 2019 2020 2019 2019 Land, buildings and other real estate 1 062.2 1 106.9 1 062.2 1 106.9 1 107.2 Machinery and equipment 245 . 5 2 84 . 5 2 45 . 5 2 8 4 . 5 29 3 . 4 Transport & Vehicles 32 . 8 0 . 0 32 . 8 0 . 0 0 . 0 Fixtures and fittings, tools, office equipment etc. 13 . 5 17 . 9 13 . 5 17 . 9 1 6 . 9 Assets under construction 31 . 4 7 . 3 31 . 4 7 . 3 1 3 . 6 Book Value at end of period 1 385.4 1 416.5 1 385.4 1 416.5 1 431.2

3 rd quarter, 2020 Arcus ASA 22 NOTE 6 INTANGIBLE ASSETS NOTE 7 LIABILITIES AT FAIR VALUE THROUGH PROFIT AND LOSS Liabilities at fair value through profit and loss consist of put options regarding minority shares in companies included in the Wine business, held by non - controlling interests. M N O K Full Year Year to date Specification of intangible assets MNOK Third quarter Year to date Full Year Third quarter Intangible assets 2020 2019 2020 2019 2019 Purchase cost at beginning of period 2 237.3 2 046.2 2 128.2 2 074.1 2 074.1 Addition of intangible assets 2 . 4 0 . 4 2 . 4 1 . 5 1 . 5 Aquistion of business 0 . 0 0 . 0 0 . 0 0 . 0 6 1 . 5 Transferred from assets under construction 0 . 0 0 . 0 0 . 0 0 . 3 0 . 3 Translation differences 18 . 8 23 . 9 1 28 . 0 - 5 . 5 - 9 . 3 Purchase cost at end of period 2 258.5 2 070.4 2 258.5 2 070.4 2 128.2 Acc. depreciation and amortizations at beginning of period - 213 . 8 - 1 97 . 7 - 2 05 . 0 - 1 90 . 2 - 19 0 . 2 Depreciation in period - 1 . 5 - 1 . 8 - 4 . 3 - 5 . 6 - 7 . 2 Amortisations in period - 2 . 7 - 1 . 9 - 8 . 1 - 5 . 8 - 7 . 7 Translation differences - 0 . 1 0 . 1 - 0 . 6 0 . 1 0 . 0 Acc. depreciation and amortizations at end of period - 218 . 1 - 2 01 . 4 - 2 18 . 1 - 2 01 . 4 - 20 5 . 0 Book Value at end of period 2 040.5 1 869.1 2 040.5 1 869.1 1 923.2 Intangible assets 2020 2019 2020 2019 2019 Goodwill 1 115.6 1 037.3 1 115.6 1 037.3 1 048.2 Brands 905 . 3 8 09 . 1 9 05 . 3 8 0 9 . 1 85 4 . 0 Software 19 . 5 22 . 6 19 . 5 22 . 6 2 1 . 0 Book Value at end of period 2 040.4 1 869.1 2 040.4 1 869.1 1 923.2 M N O K Full Year Third quarter Year to date Liabilities at fair value through profit and loss 2020 2019 2020 2019 2019 Book value at beginning of period 59 . 8 68 . 0 69 . 3 74 . 2 7 4 . 2 Paid during period - 6 . 4 0 . 0 - 8 . 5 0 . 0 0 . 0 Changes in value during period 3 . 4 0 .8 - 9 .5 - 2 .4 - 3 . 4 Interest during period 0 . 0 0 . 0 0 . 1 0 . 1 0 . 2 Translation differences 0 .7 0 . 5 6 .2 - 2 .6 - 1 . 7 Book value at end of period 57 . 6 69 . 3 57 . 6 69 . 3 6 9 . 3 From this; Current liability 0 . 0 0 . 0 0 . 0 0 . 0 0 . 0 Non - current liability 57 . 6 69 . 3 57 . 6 69 . 3 6 9 . 3 Total liabilities through profit and loss 57 . 6 69 . 3 57 . 6 69 . 3 6 9 . 3

3 rd quarter, 2020 Arcus ASA 23 The Group’s overdraft facility at SEB has during the year been increased from 600 MNOK to 800 MNOK to provide additional liquidity reserves during the potentially volatile situation caused by the COVID - 19. The due date on the group’s term loan has also been extended by one year to 24 October 2022. NOTE 8 INTEREST BEARING DEBT Interest bearing liabilities, including leasing M N O K Full Year Third quarter Year to date Interest bearing debt 2020 2019 2020 2019 2019 Debt at beginning of period 2 055.8 1 753.6 2 012.2 8 9 7 . 8 89 7 . 8 New debt in period 6 . 9 2 47 . 6 7 . 2 1 167.9 1 185.4 Value changes 0 .0 0 . 0 0 .0 0 . 0 1 6 . 3 Repayments in period - 18 . 1 - 25 . 3 - 53 . 2 - 49 . 4 - 6 6 . 2 Translation differences 10 . 3 7 . 6 88 . 8 - 32 . 9 - 2 1 . 1 Interest bearing debt at end of period 2 054.9 1 983.4 2 054.9 1 983.4 2 012.2 Capitalized borrowing costs at beginning of period - 4 . 8 - 3 . 9 - 3 . 1 - 4 . 8 - 4 . 8 Capitalized borrowing costs during period 0 . 0 0 . 0 - 2 . 5 0 . 0 0 . 0 Amortized borrowing costs during period 0 . 5 0 . 4 1 . 5 1 . 2 1 . 6 Translation differences 0 . 0 0 . 0 - 0 . 2 0 . 1 0 . 1 Capitalized borrowing costs at end of period - 4 . 3 - 3 . 5 - 4 . 3 - 3 . 5 - 3 . 1 Book value interest bearing debt at end of period 2 050.6 1 979.9 2 050.6 1 979.9 2 009.0 The table above includes both liabilities to financial institutions and lease obligations. Specification of split liabilities to financial institutions and lease obligations M N O K Full Year Current interest bearing, including leasing and bank overdraft: M N O K Full Year Third quarter Third quarter Year to date Year to date Interest bearing liabilities 2020 2019 2020 2019 2019 Liabilities to financial institutions Lease obligations 785.7 1 265.0 691.3 1 288.6 785.7 1 265.0 691.3 703.8 1 288.6 1 305.2 Book value interest bearing debt at end of period 2 050.7 1 979.9 2 050.7 1 979.9 2 009.0 Interest bearing liabilities 2020 2019 2020 2019 2019 Current portion of non - current loans 0 . 0 0 . 0 0 . 0 0 . 0 0 . 0 Current portion of non - current lease obligations 72 . 1 66 . 7 72 . 1 66 . 7 15 4 . 2 Bank overdraft 0 . 0 0 . 0 0 . 0 0 . 0 0 . 0 Current interest bearing liabilities at end of period 72 . 1 66 . 7 72 . 1 66 . 7 15 4 . 2

3 rd quarter, 2020 Arcus ASA 24 NOTE 9 TRANSACTIONS WITH RELATED PARTIES In addition to subsidiaries and associated companies, the Group’s related parties are defined as the owners, all members of the Board of Directors and Group senior management, as well as companies in which any of these parties have either controlling interests, board appointments or are senior staff. All transactions with related parties that are not eliminated in the Group accounts are presented below: Sale and purchase transactions with related parties M N O K Full Year M N O K Full Year Third quarter Year to date Third quarter Year to date Purchase of goods and services 2020 2019 2020 2019 2019 Tiffon SA Hoff SA 9 . 4 5 . 4 16 . 4 4 . 4 36.1 15.9 46.6 57.5 16.3 21.0 Total purchase transactions 14 . 8 20 . 8 52 . 0 62.9 78.5 Sale of goods and services 2020 2019 2020 2019 2019 Tiffon SA 0 . 7 1 . 2 2 . 6 1 . 2 1 . 2 Total sale transactions 0 . 7 1 . 2 2 . 6 1 . 2 1 . 2 Receivables and debt at end of period MNOK Current receivables from related parties 30 . 09 . 20 2 0 30 . 09 . 20 1 9 31 . 12 . 2019 Tiffon SA 0 . 0 0 . 0 0 . 0 Total current receivables from related parties 0 . 0 0 . 0 0 . 0 MNOK Non - current receivables from related parties 30 . 09 . 20 2 0 30 . 09 . 20 1 9 31 . 12 . 2019 Smakeappen AS 0 . 5 0 . 5 0 . 5 Total non - current receivables from related parties 0 . 5 0 . 5 0 . 5 MNOK Current debt to related parties 30 . 09 . 20 2 0 30 . 09 . 20 1 9 31 . 12 . 2019 Tiffon SA Hoff SA 1 . 9 1 . 8 8 . 4 1 . 8 4 . 4 0 . 5 Total current debt to related parties 3 . 7 10 . 2 4 . 9

3 rd quarter, 2020 Arcus ASA 25 There has not been any transfers of financial assets or liabilities between levels during the period. NOTE 10 FINANCIAL INSTRUMENTS Categorisations of financial assets and liabilities M N O K F i n a n c i a l i n s t r u me n t s a t f a i r v a l ue F i n a n c i a l through instruments profit and at amortized l o s s c o s t F i n a n c i a l i n s t r u me n t s at fair value through OCI Total book value at end of period A s s e t s Total financial assets as of third quarter 2019 0 . 1 1 051.0 0 . 0 1 051.1 L i ab i l i t i e s Other investments in shares 0 . 0 0 . 0 0 . 3 0 . 3 Other long term receivables 0 . 0 0 . 5 0 . 0 0 . 5 Accounts receivables 0 . 0 1 197.1 0 . 0 1 197.1 Other receivables 1) 0 . 6 67 . 1 0 . 0 6 7 . 7 Cash and cash equivalents 0 . 0 4 11 . 3 0 . 0 41 1 . 3 Total financial assets as of third quarter 2020 0 . 6 1 676.0 0 . 3 1 676.9 Liabilities to financial institutions 0 . 0 7 85 . 7 0 . 0 78 5 . 7 Leasing commitments 0 . 0 1 264.9 0 . 0 1 264.9 Liabilities at fair value through profit and loss 57 . 6 0 . 0 0 . 0 5 7 . 6 Other non - current term debt 0 . 0 0 . 2 0 . 0 0 . 2 Accounts payable 0 . 0 5 50 . 1 0 . 0 55 0 . 1 Other current debt 2) 0 . 0 11 . 2 0 . 0 1 1 . 2 Total financial liabilities as of third quarter 2020 57 . 6 2 612.1 0 . 0 2 669.7 Total financial liabilities as of third quarter 2019 69.3 2 442.4 0.0 2 511.7 1) Prepayments are not defined as financial assets according to IFRS, and hence not included in the figures. 2) Accrued costs and public taxes are not defined as fincanial liabilities according to IFRS, and hence not included in the figures. Fair value hierarchy Assets MNOK Level 1 Level 2 Level 3 Book Value Liabilities MNOK Level 1 Level 2 Level 3 Book Value Currency derivatives 0 .0 0.6 0.0 0 . 6 Total financial assets 0 . 0 0.6 0.0 0 . 6 Liabilities at fair value through profit and loss Currency derivates 0.0 0.0 0.0 0.0 57.6 0.0 57.6 0.0 Total financial liabilities 0.0 0.0 57.6 57.6

3 rd quarter, 2020 Arcus ASA 26 At the end of the period, liabilities measured at fair value, categorized at level 3 in the fair value hierarchy is related to put options held by non - controlling interests in wine companies in Norway and Sweden. The liabilities for these put options are estimated on the basis of pricing mechanisms that underlie the shareholder agreements, discounted to the balance sheet date. The main parameters of price mechanisms share value development measured by EBIT (earnings) until the estimated due date, multiplied by a marketbased multiple. As a basis for EBIT, the Group's budgets and long - term plans towards expected maturity date is used. NOTE 11 OPTIONS In connection with the announced combination agreement with Altia, the Group’s sharebased option programme for senior Group Executives and a few other key personnel have been changed during Q3. Provided that the merger will take place, the share option holders will receive a cash settlement compensation equal to the the fair value of the share options. As management assess the transaction to be completed as highly probable, the Group have accounted for a cancellation and settlement of the sharebased option Programme, reflecting the change from equitybased settlement to cashbased settlement. The recognition of cancellation has resulted in a loss in the P&L of MNOK 1.2 MNOK and a short - term liability of MNOK 9.2 as of 30.09.2020. All profit and loss effects from this is presented as other income and expenses in the statement of income. Changes in outstanding options are shown in the table below; NOTE 12 FINANCIAL INCOME AND EXPENSES Changes financial liabilities, level 3 M N O K Full Year Third quarter Year to date 2020 2019 2020 2019 2019 Financial liabilities, level 3, at beginning of period 59 . 8 68 . 0 69 . 3 74 . 2 7 4 . 2 Paid during the period - 6 . 4 0 . 0 - 8 . 5 0 . 0 0 . 0 Changes in value during the period 3 . 4 0 .8 - 9 .5 - 2 .4 - 3 . 4 Interest during period 0 . 0 0 . 0 0 . 1 0 . 1 0 . 2 Translation differences 0 .7 0 . 5 6 .2 - 2 .6 - 1 . 7 Financial liabilities, level 3 at end of period 57 . 6 69 . 3 57 . 6 69 . 3 6 9 . 3 Number of options Full Year Third quarter Year to date 2020 2019 2020 2019 2019 Change in number of options: Outstanding options beginning of period 3 095 893 4 245 746 3 095 893 2 417 500 2 417 500 Issued during period 2 508 879 0 2 508 879 2 195 086 2 195 086 Forfeited during the period - 5 604 772 0 - 5 604 772 - 366 840 - 1 516 693 Outstanding options end of period 0 4 245 746 0 4 245 746 3 095 893 M N O K Full Year Third quarter Year to date 2020 2019 2020 2019 2019 Interest income 1 . 4 6 . 3 11 . 5 15 . 0 2 2 . 5 Other financial income 6 . 7 6 . 3 93 . 3 19 . 0 3 0 . 0 Total financial income 8 . 1 12 . 6 1 04 . 9 33 . 9 5 2 . 5 Interest cost Other financial expenses - 17.1 - 13.4 - 17 . 4 - 8 . 3 - 64.1 - 60.1 - 71.0 - 27.7 - 99.1 - 38.7 Total financial expenses - 30 . 5 - 25 . 6 - 1 24 . 2 - 98 . 7 - 13 7 . 8 Net financial profit/loss - 22 . 4 - 13 . 1 - 19 . 3 - 64 . 8 - 8 5 . 3

3 rd quarter, 2020 Arcus ASA 27 NOTE 13 OTHER EVENTS Events after the close of Q3 2020 Merger between Arcus ASA and Altia Plc On 29 September Altia Plc and Arcus ASA announced that the two companies have entered into a combination agreement to form the leading brand house for wine and spirits in the Nordics and Baltics. On 23 October 2020, the Finnish Financial Supervisory Authority has approved the prospectus prepared for the merger. On 12 November the two companies will hold general meetings that will vote on the merger. Following the expected approval from the general meetings, the merger also needs approval of competition authorities in the different countries. The completion of the merger is expected to take place in the first half of 2021. Possible merger between Vectura and Cuveco On 11 March 2020, Arcus announced that Vectura had agreed to investigate a merger with Cuveco AS in order to establish a joint company. The discussions have not led to an agreement. COVID - 19 Arcus has also during Q3 been affected by the global medical and financial crisis following COVID - 19. The financial results during Q3 follows the same trend as during Q2 and are better than prognosed in the beginning of the crisis. It is still difficult to predict how severely the pandemic will affect the various business areas in a medium - and long - term perspective, and Arcus is optimistic for the sales going into Q4, which is normally the company's best quarter. During the first three quarters of 2020 Arcus has been following potential credit loss cases closely and have to some extent also reassessed the loss rates to be applied when estimating provisions for expected credit loss. Arcus does not expect losses on trade receivables to increase significantly. Other No other significant events have occurred between the close of Q3 and the date on which Arcus’s interim financial statements for Q3 2020 were approved. This applies to events that would have provided knowledge of factors present at the close of Q3 2020, or events concerning matters that have arisen since the close of Q3 2020.

3 rd quarter, 2020 Arcus ASA 28 Important Information The securities referred to in this document in relation to the merger have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This document does not constitute an offer to sell or solicitation of a n offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non - U.S. country, which are different from those of the United States. The financial information included or referred to in this document has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States. It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non - U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non - U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to sub ject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws. Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the merger under the Merger Plan

3rd quarter,2020 Arcus ASA 29

Alternative Performance Measures (APM)

In the discussion of the reported operating results, financial position, cash flows and notes, the Group refers to certain alternative performance measures (APM), which are not defined by generally accepted accounting principles (GAAP) such as IFRS.

Arcus ASA management makes regular use of these alternative performance measures and is of the opinion that this information, along with comparable GAAP measures, is useful to investors who wish to evaluate the company's operating performance, ability to repay debt and capability to pursue new business opportunities. Such alternative performance measures should not be viewed in isolation or as an alternative to the equivalent GAAP measure.

Gross Profit

Gross profit is defined by Arcus ASA as total operating revenue minus the cost of goods sold.

Gross margin = Gross profit / Total revenue

Group

MNOK	Third quarter		Year to date		Full Year
	2020	2019	2020	2019	2019
Total operating revenues	817.6	650.8	2 195.9	1 901.0	2 762.8
Cost of goods	-463.2	-386.2	-1 263.3	-1 118.1	-1 601.1
Gross Profit	**354.3**	**264.6**	**932.6**	**782.8**	**1 161.7**

Spirits

MNOK	Third quarter		Year to date		Full Year
	2020	2019	2020	2019	2019
Total operating revenues	278.5	224.1	715.6	613.8	975.6
Cost of goods	-148.1	-116.6	-372.7	-307.2	-491.3
Gross Profit	**130.4**	**107.5**	**342.9**	**306.7**	**484.3**

Wine

MNOK	Third quarter		Year to date		Full Year
	2020	2019	2020	2019	2019
Total operating revenues	504.4	382.8	1 379.2	1 154.5	1 603.4
Cost of goods	-374.5	-300.5	-1 042.8	-896.5	-1 238.3
Gross Profit	**129.9**	**82.3**	**336.4**	**258.0**	**365.1**

Logistics

MNOK	Third quarter		Year to date		Full Year
	2020	2019	2020	2019	2019
Total operating revenues	98.7	79.3	266.8	229.6	328.1
Cost of goods	0.0	0.0	0.0	0.0	0.0
Gross Profit	**98.7**	**79.3**	**266.8**	**229.6**	**328.1**

Other income and expenses

To provide more information in the Group's consolidated income statement, significant positive and negative non-recurring items and restructuring costs are separated out to a separate line in the statement of income called other income and expenses. Other income and expenses are presented net on this income statement line. See also detailed specifications of what these items include in note 3 relating to the individual line items.

3 rd quarter, 2020 Arcus ASA 30 Logistics MNOK Third quarter Year to date Full Year Pare n t Company MNOK Third quarter Year to date Full Year EBITDA and EBITDA Adjusted EBITDA is defined by Arcus ASA as operating profit before depreciation, write down and amortisation. EBITDA adjusted is defined by Arcus ASA as operating profit before depreciation, amortisation and other income and expenses. EBITDA - margin = EBITDA/Total operating revenue EBITDA - margin adjusted = EBITDA adjusted /Total operating revenue Below is a reconciliation from EBIT to EBITDA adjusted: G roup MNOK Third quarter Year to date Full Year Spir i ts MNOK Third quarter Year to date Full Year Wine MNOK Third quarter Year to date Full Year EBITDA adjusted 2020 2019 2020 2019 2019 EBIT 7 2 . 7 5 8 . 2 1 7 7 . 6 1 2 0 . 6 2 57 . 8 Depreciation, amortisations and write downs 3 1 . 5 3 6 . 3 9 4 . 4 8 9 . 5 1 19 . 6 EBITDA 1 0 4 . 3 9 4 . 4 2 7 2 . 0 2 1 0 . 1 3 77 . 3 Other income and expenses 4 8 . 2 2 . 0 6 6 . 3 1 5 . 0 1 9 . 7 EBITDA adjusted 1 5 2 . 4 9 6 . 4 3 3 8 . 3 2 2 5 . 1 3 97 . 1 EBITDA adjusted 2020 2019 2020 2019 2019 EBIT Depreciation, amortisations and write downs 4 3 . 4 6 . 3 2 4 . 7 6 . 4 7 8 . 4 1 8 . 9 42.3 121.6 18.9 25.3 EBITDA Other income and expenses 4 9 . 7 0 . 7 3 1 . 0 0 . 0 9 7 . 3 2 . 4 61.2 146.9 1.0 2.0 EBITDA adjusted 5 0 . 3 3 1 . 1 9 9 . 6 62.2 148.9 EBITDA adjusted 2020 2019 2020 2019 2019 EBIT Depreciation, amortisations and write downs 7 6 . 0 2 . 1 4 0 . 2 0 . 8 1 7 0 . 8 6 . 2 102.4 158.0 2.3 3.1 EBITDA Other income and expenses 7 8 . 1 1 . 2 4 1 . 0 0 . 1 1 7 7 . 0 5 . 5 104.6 161.1 7.2 8.8 EBITDA adjusted 7 9 . 3 4 1 . 1 182.5 111.8 169.9 EBITDA adjusted 2020 2019 2020 2019 2019 EBIT Depreciation, amortisations and write downs 2 . 2 3 . 2 2 .2 2 . 8 - 0 .6 9 . 1 - 4.7 2.4 8.4 11.5 EBITDA Other income and expenses 5 . 4 0 . 9 5 .0 0 . 0 8 . 5 0 . 9 3.6 13.8 1.2 1.6 EBITDA adjusted 6 . 3 5 .0 9 . 5 4.8 15.4 EBITDA adjusted 2020 2019 2020 2019 2019 EBIT Depreciation, amortisations and write downs - 5 3 . 8 1 . 4 - 7 . 3 1 . 5 - 8 6 . 2 4 . 1 - 33.5 - 43.1 4.6 6.0 EBITDA Other income and expenses - 5 2 . 4 4 5 . 4 - 5 . 7 1 . 9 - 8 2 . 2 5 7 . 5 - 28.9 - 37.1 5.5 7.3 EBITDA adjusted - 7 . 0 - 3 . 9 - 24.6 - 23.4 - 29.8

3 rd quarter, 2020 Arcus ASA 31 Other definitions alternative performance measures shown in key figures table: Equity ratio Equity ratio = Total equity/Total equity and liabilities Net interest bearing debt Net interest bearing debt = Liabilities to financial institutions + lease liabilities + bank overdraft - Cash and cash equivalents: MNOK Third quarter Full Year Net interest bearing debt 3 0 . 0 9 . 2 0 20 3 0 . 0 9 . 2 0 19 31.12.2019 Non - current liabilities to financial institutions 7 8 5 . 7 6 9 1 . 3 7 03 . 8 Book value of Capitalized arrangement fees 4 . 3 3 . 5 3 . 1 Non - current lease liabilities 1 192.8 1 221.9 1 151.0 Current lease liabilities 7 2 . 1 6 6 . 7 1 54 . 2 Cash and cash equivalents - 4 1 1 . 3 - 15 0 . 5 - 2 05 . 0 Net interest bearing debt 1 643.7 1 832.9 1 807.1

3 rd quarter, 2020 Arcus ASA 32 Wine MNOK Third quarter Year to date Logistics MNOK Third quarter Year to date Organic growth Organic revenue growth represents the Segment’s and the Group’s revenues, adjusted for currency effects and structural changes, such as acquisitions or divestitures. G roup MNOK Third quarter Year to date Spir i ts MNOK Third quarter Year to date Total revenues 2020 2019 2020 2019 Reported total operating revenues 8 1 7 . 6 6 5 0 . 8 2 195.9 1 901.0 Currency effects 0 . 0 3 8 . 0 0 . 0 1 05 . 2 Structural changes - 7 . 3 0 . 0 - 1 6 . 8 0 . 0 Baseline organic growth 8 1 0 . 3 6 8 8 . 8 2 179.1 2 006.2 Growth 25.6% 15.5 % Organic Growth 17.6% 8.6 % Total revenues 2020 2019 2020 2019 Reported total operating revenues 2 7 8 . 5 2 2 4 . 1 7 1 5 . 6 6 13 . 8 Currency effects 0 .0 8 . 9 0 .0 2 5 .4 Structural changes 0 . 0 0 . 0 0 . 0 0 . 0 Baseline organic growth 2 7 8 . 5 2 3 3 . 0 7 1 5 . 6 6 39 . 2 Growth 24.3% 16.6 % Organic Growth 19.5% 11.9 % Total revenues 2020 2019 2020 2019 Reported total operating revenues 5 0 4 . 4 3 8 2 . 8 1 379.2 1 154.5 Currency effects 0 . 0 2 8 . 2 0 . 0 7 7 . 4 Structural changes - 7 . 3 0 . 0 - 1 6 . 8 0 . 0 Baseline organic growth 4 9 7 . 1 4 1 1 . 0 1 362.4 1 231.9 Growth 31.8% 19.5 % Organic Growth 21.0% 10.6 % Total revenues 2020 2019 2020 2019 Reported total operating revenues 9 8 . 7 7 9 . 3 2 6 6 . 8 2 29 . 6 Currency effects 0 . 0 0 . 0 0 . 0 0 . 0 Structural changes 0 . 0 0 . 0 0 . 0 0 . 0 Baseline organic growth 9 8 . 7 7 9 . 3 2 6 6 . 8 2 29 . 6 Growth 24.4% 16.2 % Organic Growth 24.4% 16.2%

3rd quarter, 2020 Arcus ASA 33

Contact information

CONTACT PERSON
Per Bjørkum, Group Director Communications and IR

Mobile: +47 922 55 777

E-mail: per.bjorkum@arcus.no

VISITING ADDRESS:
Destilleriveien 11, Hagan, Norway

MAIL ADDRESS:
Postboks 64, N-1483 Hagan, Norway

TELEPHONE:
+47 67 06 50 00

WEB
https://www.arcus.no/en/investor

ANNUAL REPORT

ANNUAL REPORT 2019

LINKEDIN

Arcus ASA

INSTAGRAM
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ArcusGruppen

FACEBOOK:
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